Exhibit 2.1

March 7, 2025

Emerson Electric Co.
Emersub CXV, Inc.
8027 Forsyth Boulevard
St. Louis, MO 63105

Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01730

Re: Extension of Tender Offer

This letter agreement (this “Letter”) is entered into by and among Emerson Electric Co. (“Parent”), Emersub CXV, Inc. (“Purchaser”) and Aspen Technology, Inc. (the “Company” and together with the Parent and Purchaser, the “Parties”) with respect to that certain Agreement and Plan of Merger, dated as of January 26, 2025, by and among the Parties (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Parties hereby agree that the Initial Expiration Date shall be extended to 5:00 p.m. Eastern Time on March 11, 2025 and that the Initial Expiration Date shall be deemed to refer to such time and date for all purposes of the Merger Agreement.

For the avoidance of doubt, the Parties hereby acknowledge and agree that, in accordance with Section 2.01(c)(i)(y) of the Merger Agreement, if, as of any Expiration Date (including as so modified by the preceding paragraph), (A)(1) there are no unresolved comments from the SEC on any of the Offer Documents, the Parent Schedule 13E-3, the Schedule 14D-9 or the Company Schedule 13E-3 and (2) all of the Offer Conditions (other than the Unaffiliated Tender Condition and those that by their nature are to be satisfied at the expiration of the Offer) have been satisfied or, to the extent permissible, waived by Purchaser and (B) the Company requests an extension of the Offer for a period of not more than ten Business Days, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for such period; provided that, (a) the Company shall not be permitted to make any such request on more than one occasion and (b) Purchaser shall not be required to extend the Offer beyond the Extension Deadline.

Except as otherwise provided above, all terms, conditions and provisions of the Merger Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Letter effective as of the date hereof.

EMERSON ELECTRIC CO.

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	Vice President and Assistant Secretary

EMERSUB CXV, INC.

By:	/s/ John A. Sperino
	Name:	John A. Sperino
	Title:	Vice President and Assistant Secretary

ASPEN TECHNOLOGY, INC.

By:	/s/ Antonio J. Pietri
	Name:	Antonio J. Pietri
	Title:	President and Chief Executive Officer